UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 20, 2010
McKesson Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-13252 (Commission File Number)	94-3207296 (I.R.S. Employer Identification No.)

McKesson Plaza, One Post Street, San Francisco, California	94104
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (415) 983-8300
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
In order to more closely align ongoing executive incentives and stockholder expectations, on January 20, 2010 the Board of Directors (the “Board”) of McKesson Corporation (the “Company”) approved a number of important adjustments to the Company’s corporate governance and executive compensation programs. A summary of each modification is provided below.
Executive Death Benefits Policy
To bring the Company’s policies more in line with current practices at other leading corporations, the Board approved a new executive death benefits policy such that effective immediately, the Company will not enter into a new plan, program or agreement (a “Benefit Agreement”) with any executive officer, as defined by the Federal securities laws (an “Executive Officer”), or a material amendment of an existing Benefit Agreement with any Executive Officer, which provides for a death benefit that is not generally provided to all employees, including salary continuation upon the death of an Executive Officer, unless such Benefit Agreement or material amendment thereto is approved by the Company’s stockholders pursuant to an advisory vote.
Executive Survivor Benefits Plan
In tandem with the new executive death benefits policy, the Board approved an amendment to the Company’s Executive Survivor Benefits Plan (the “ESBP”) such that no new executive may be designated to participate in the plan, effective immediately. Thereby, participation in the Company’s ESBP was frozen to the current roster of beneficiaries, which includes all current Executive Officers. For those that remain as plan participants, the ESBP will continue to provide a supplemental death benefit in addition to the voluntary and company-provided life insurance plan afforded to all employees. A detailed description of the ESBP is available in the Company’s 2009 annual proxy statement on Schedule 14A, under the subheading “Potential Payments upon Termination or Change-in-Control,” which was filed with the Securities and Exchange Commission (the “SEC”) on June 15, 2009.
A copy of the ESBP, amended and restated as of January 20, 2010, is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 8.01	Other Events.
Stock Ownership Policy
Recognizing the continuing importance of aligning executives with the interests of stockholders, on January 20, 2010 the Board strengthened and clarified a number of provisions in the Company’s guidelines for stock ownership by executives (the “Stock Ownership Policy”). Specifically, in order to increase program clarity, the Stock Ownership Policy was restated such that the chief executive officer’s holding requirement is now expressed as ten times his base salary, and the holding requirement for each of the Company’s remaining Executive Officers is now expressed as six times his or her base salary. Prior to the restatement, the ownership requirement for the chief executive officer was four times his combined base salary and target annual cash bonus, which we refer to as the Management Incentive Plan (the “MIP”), and each of the Company’s remaining Executive Officers had to achieve stock ownership equal in value to three times his or her combined base salary and target MIP.
All other provisions in the Stock Ownership Policy remain the same, except for the addition of a new enforcement feature. Effective immediately, each affected equity incentive award will include language that the Company reserves the right to impose a sell restriction on the underlying shares of common stock delivered when these awards vest, should the executive fail to meet his or her ownership requirement as specified in the Stock Ownership Policy.
Compensation Recoupment Policy
The Board believes it desirable, and in the best interests of the Company and its stockholders, to maintain and enhance a culture that is focused on integrity and accountability, and that discourages conduct detrimental to the Company’s sustainable growth. To that end, on January 20, 2010 the Board approved an updated Compensation Recoupment Policy (the “Recoupment Policy”) that both expands on and clarifies the previous “clawback” policies embedded in the Company’s various incentive plans and programs. The updated Recoupment Policy applies to any Company employee who receives a cash or equity incentive award after January 20, 2010.
Under the Recoupment Policy, and consistent with the Company’s core values, the Board determined that it may be appropriate for the Company to recover annual or long-term incentive compensation provided to certain employees in the event that these individuals engage in conduct that is detrimental to the Company. Specifically, the Company may recoup incentive compensation from any employee if: (i) he or she engages in intentional misconduct pertaining to any financial reporting requirement under the Federal securities laws resulting in the Company being required to prepare and file an accounting restatement with the SEC as a result of such misconduct, other than a restatement due to changes in accounting policy; (ii) there is a material negative revision of a financial or operating measure on the basis of which incentive compensation was awarded or paid to the employee; or (iii) he or she engages in any fraud, theft, misappropriation, embezzlement or dishonesty to the material detriment of the Company’s financial results as filed with the SEC. If triggered, then to the fullest extent permitted by law, the Company may require the employee to reimburse the Company for all, or a portion of, any incentive compensation received in cash within the last 12 months, and remit to the Company any profits realized from the sale of the Company’s common stock within the last 12 months.

Item 9.01	Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description
10.1	McKesson Corporation Executive Survivor Benefits Plan, amended and restated as of January 20, 2010.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: January 25, 2010

McKesson Corporation
By:	/s/ Laureen E. Seeger
Laureen E. Seeger
Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	McKesson Corporation Executive Survivor Benefits Plan, amended and restated as of January 20, 2010.